Exhibit 99.1

News Release

Merck Announces Fourth-Quarter and Full-Year 2024 Financial Results

-	Fourth-Quarter Worldwide Sales Were $15.6 Billion, an Increase of 7% From Fourth Quarter 2023; Excluding the Impact of Foreign Exchange, Growth Was 9%
-	Fourth-Quarter GAAP EPS Was $1.48; Non-GAAP EPS Was $1.72; GAAP and Non-GAAP EPS Include a Charge of $0.23 per Share Related to Certain Business Development Transactions
-	Full-Year Worldwide Sales Were $64.2 Billion, an Increase of 7% From Full Year 2023; Excluding the Impact of Foreign Exchange, Growth Was 10%
o	KEYTRUDA Sales Grew 18% to $29.5 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 22%
o	WINREVAIR Sales Were $419 Million
o	Animal Health Sales Grew 4% to $5.9 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 8%
o	GARDASIL/GARDASIL 9 Sales Declined 3% to $8.6 Billion; Excluding the Impact of Foreign Exchange, Sales Declined 2%
-	Full-Year 2024 GAAP EPS Was $6.74; Non-GAAP EPS Was $7.65; GAAP and Non-GAAP EPS Include a Net Charge of $1.28 per Share Related to Certain Business Development Transactions
-	In the Fourth Quarter:
o	Announced Positive Topline Results From Pivotal Phase 3 Trial of Subcutaneous Pembrolizumab With Berahyaluronidase Alfa

o	Received FDA Acceptance of Biologics License Application for Clesrovimab, an Investigational Long-Acting Monoclonal Antibody Designed to Protect Infants From RSV Disease During Their First RSV Season

o	Augmented Diverse Pipeline Through Exclusive Global Licenses With LaNova for MK-2010, an Investigational Anti-PD-1/VEGF Bispecific Antibody, and With Hansoh for MK-4082, an Investigational Oral GLP-1 Receptor Agonist
-	Received Approval of GARDASIL for Males in China, in January 2025
-	Full-Year 2025 Financial Outlook
o	Anticipates Worldwide Sales To Be Between $64.1 Billion and $65.6 Billion
o	Expects Non-GAAP EPS To Be Between $8.88 and $9.03; Outlook Reflects a One-Time Charge of Approximately $0.09 per Share Related to an Anticipated Milestone Payment to LaNova

RAHWAY, N.J., Feb. 4, 2025 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter of 2024.

“We delivered strong growth in 2024, reflecting demand for our innovative portfolio, including for KEYTRUDA, which continues to benefit more patients with cancer globally, the successful launch of WINREVAIR and strong performance of our Animal Health business,” said Robert M. Davis, chairman and chief executive officer, Merck. "We’re continuing to progress our pipeline, advance key clinical programs and augment our pipeline through promising business development. Our business remains well positioned thanks to the dedication of our talented global team, and I am more confident than ever in our long-term growth potential.”

Financial Summary

	Fourth Quarter				Year Ended
$ in millions, except EPS amounts	2024	2023	Change	Change Ex-Exchange	Dec. 31, 2024	Dec. 31, 2023	Change	Change Ex-Exchange
Sales	$15,624	$14,630	7%	9%	$64,168	$60,115	7%	10%
GAAP net income (loss)[1]	3,743	(1,226)	N/M	N/M	17,117	365	N/M	N/M
Non-GAAP net income that excludes certain items1,2*	4,372	66	N/M	N/M	19,444	3,837	N/M	N/M
GAAP EPS	1.48	(0.48)	N/M	N/M	6.74	0.14	N/M	N/M
Non-GAAP EPS that excludes certain items2*	1.72	0.03	N/M	N/M	7.65	1.51	N/M	N/M

*Refer to table on page 9.

N/M - not meaningful

Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $1.48 for the fourth quarter and $6.74 for the full year of 2024. Non-GAAP EPS was $1.72 for the fourth quarter and $7.65 for the full year of 2024. GAAP and non-GAAP EPS in the fourth quarter of 2024 include a charge of $0.23 per share related to the execution of licensing agreements with LaNova Medicines Ltd. (LaNova) and Hansoh Pharma (Hansoh). GAAP loss per share and non-GAAP EPS in the fourth quarter of 2023 include a charge of $1.69 per share related to a collaboration with Daiichi Sankyo. GAAP and non-GAAP EPS for the full years of 2024 and 2023 include charges of $1.28 and $6.21 per share, respectively, related to certain collaborations, licensing agreements and asset acquisitions.

1 Net income (loss) attributable to Merck & Co., Inc.

2 Merck is providing certain 2024 and 2023 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, and income and losses from investments in equity securities. Non-GAAP EPS in the fourth quarter and full year of 2024 also exclude a benefit due to a reduction in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to certain federal tax return years. Non-GAAP EPS for the full year of 2023 also excludes a charge related to settlements with certain plaintiffs in the Zetia antitrust litigation.

Fourth-Quarter Sales Performance

The following table reflects sales of the company’s top products and significant performance drivers.

	Fourth Quarter
$ in millions	2024	2023	Change	Change Ex-Exchange	Commentary
Total Sales	$15,624	$14,630	7%	9%	The negative impact of foreign exchange was primarily due to devaluation of Argentine peso, which was largely offset by inflation-related price increases, consistent with practice in that market.
Pharmaceutical	14,042	13,141	7%	8%	Increase driven by growth in oncology and cardiovascular, partially offset by declines in diabetes, vaccines, immunology and virology.
KEYTRUDA	7,836	6,608	19%	21%	Growth driven by continued strong global demand from metastatic indications, including increased uptake in bladder and endometrial cancers, as well as increased global uptake in earlier-stage indications, including triple-negative breast cancer and non-small cell lung cancer (NSCLC). The negative impact of foreign exchange was primarily due to devaluation of Argentine peso, which was largely offset by inflation-related price increases.
GARDASIL/GARDASIL 9	1,550	1,871	-17%	-18%	Decline primarily due to lower demand in China, partially offset by higher demand in most international regions, particularly in Japan.
PROQUAD, M-M-R II and VARIVAX	594	545	9%	9%	Growth primarily due to higher pricing in the U.S. and higher tenders in certain international markets, partially offset by lower demand in the U.S.
JANUVIA/JANUMET	487	787	-38%	-36%	Decline primarily due to lower pricing in the U.S., as well as ongoing generic competition in many international markets and supply constraints in China.
BRIDION	449	429	5%	5%	Growth primarily due to higher demand in the U.S., partially offset by generic competition in certain international markets, particularly in Japan and Europe.
Lynparza*	365	315	16%	18%	Growth primarily due to higher global demand.
Lenvima*	255	226	13%	14%	Growth primarily due to timing of shipments in certain international markets.
PREVYMIS	215	175	23%	23%	Growth primarily due to higher demand in most markets, particularly in the U.S.
WINREVAIR	200	-	-	-	Represents continued uptake since second-quarter launch in the U.S.

	Fourth Quarter
$ in millions	2024	2023	Change	Change Ex-Exchange	Commentary
VAXNEUVANCE	161	176	-9%	-9%	Decline primarily driven by lower demand in the U.S. due to competition, partially offset by continued uptake from launches in Europe and the Asia Pacific region.
WELIREG	160	72	122%	123%	Growth primarily driven by higher demand in the U.S., largely attributable to ongoing uptake of a new indication.
SIMPONI	-	171	N/M	N/M	Marketing rights in former Merck territories reverted to Johnson & Johnson on Oct. 1, 2024.
Animal Health	1,397	1,278	9%	13%	Growth primarily driven by higher pricing for both Livestock and Companion Animal product portfolios, as well as sales related to July 2024 acquisition of Elanco aqua business and higher demand for Livestock products. Approximately 3 percentage points of the negative impact of foreign exchange were due to devaluation of Argentine peso, which were largely offset by inflation-related price increases.
Livestock	889	808	10%	14%	Growth primarily driven by higher demand for poultry products, sales related to acquisition of Elanco aqua business, as well as higher pricing across the portfolio.
Companion Animal	508	470	8%	10%	Growth primarily driven by higher pricing across the product portfolio. Sales of BRAVECTO were $209 million and $197 million in current and prior year quarters, respectively, which represented growth of 6%, or 10% excluding impact of foreign exchange.
Other Revenues**	185	211	-13%	3%	Decline primarily due to impact of revenue-hedging activities and lower revenues from third-party manufacturing arrangements, partially offset by payments received for out-licensing arrangements and higher royalty income.

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

N/M – not meaningful

Full-Year Sales Performance

The following table reflects sales of the company’s top products and significant performance drivers.

	Year Ended
$ in millions	Dec. 31, 2024	Dec. 31, 2023	Change	Change Ex-Exchange
Total Sales	$64,168	$60,115	7%	10%
Pharmaceutical	57,400	53,583	7%	10%
KEYTRUDA	29,482	25,011	18%	22%
GARDASIL/GARDASIL 9	8,583	8,886	-3%	-2%
PROQUAD, M-M-R II and VARIVAX	2,485	2,368	5%	5%
JANUVIA/JANUMET	2,268	3,366	-33%	-29%
BRIDION	1,764	1,842	-4%	-3%
Lynparza*	1,311	1,199	9%	11%
Lenvima*	1,010	960	5%	6%
LAGEVRIO	964	1,428	-33%	-28%
VAXNEUVANCE	808	665	22%	23%
PREVYMIS	785	605	30%	33%
ROTATEQ	711	769	-8%	-7%
SIMPONI**	543	710	-24%	-23%
WELIREG	509	218	133%	133%
WINREVAIR	419	-	-	-
Animal Health	5,877	5,625	4%	8%
Livestock	3,462	3,337	4%	9%
Companion Animal	2,415	2,288	6%	7%
Other Revenues***	891	907	-2%	4%

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Marketing rights in former Merck territories reverted to Johnson & Johnson on Oct. 1, 2024.

***Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

Full-year 2024 pharmaceutical sales grew 7% to $57.4 billion. Excluding the unfavorable impact of foreign exchange, pharmaceutical sales grew 10%. Approximately 2 percentage points of the negative impact of foreign exchange were due to devaluation of the Argentine peso, which were largely offset by inflation-related price increases, consistent with practice in that market. Pharmaceutical sales growth was primarily driven by higher sales in oncology, particularly KEYTRUDA and WELIREG, as well as increased alliance revenue from Reblozyl and Lynparza. Higher sales in the cardiovascular franchise, reflecting the successful launch of WINREVAIR, as well as higher sales of certain hospital acute care products, particularly PREVYMIS, also drove revenue growth in 2024. Pharmaceutical sales growth in 2024 was partially offset by lower sales of JANUVIA and JANUMET, primarily reflecting lower pricing in the U.S. and generic competition in many international markets, lower sales of the COVID-19 medication LAGEVRIO, lower sales of GARDASIL/GARDASIL 9 and lower sales of SIMPONI and REMICADE, reflecting the transfer of marketing rights in former Merck territories back to Johnson & Johnson.

Full-year 2024 Animal Health sales grew 4% to $5.9 billion. Excluding the unfavorable impact of foreign exchange, Animal Health sales grew 8%. Approximately 2 percentage points of the negative impact of foreign exchange were due to devaluation of the Argentine peso, which were largely offset by inflation-related price increases, consistent with practice in that market. Full-year sales growth was primarily driven by higher pricing across both the Companion Animal and Livestock product portfolios, and higher demand for poultry and swine products, as well as sales related to the acquisition of the Elanco aqua business. Sales of BRAVECTO were $1.1 billion in 2024, which represented growth of 6%, or 8% excluding the impact of foreign exchange.

Fourth-Quarter and Full-Year Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[2]
Fourth Quarter 2024
Cost of sales	$3,828	$701	$121	$-	$3,006
Selling, general and administrative	2,864	29	16	-	2,819
Research and development	4,585	12	(1)	-	4,574
Restructuring costs	51	-	51	-	-
Other (income) expense, net	126	(31)	-	152	5

Fourth Quarter 2023
Cost of sales	$3,911	$454	$117	$-	$3,340
Selling, general and administrative	2,804	24	29	-	2,751
Research and development	9,628	790	-	-	8,838
Restructuring costs	255	-	255	-	-
Other (income) expense, net	78	(35)	-	(61)	174

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Certain Other Items	Non- GAAP[2]
Year Ended December 31, 2024
Cost of sales	$15,193	$2,409	$495	$-	$-	$12,289
Selling, general and administrative	10,816	117	83	-	-	10,616
Research and development	17,938	72	1	-	-	17,865
Restructuring costs	309	-	309	-	-	-
Other (income) expense, net	(24)	(79)	-	45	-	10

Year Ended December 31, 2023
Cost of sales	$16,126	$2,018	$211	$-	$-	$13,897
Selling, general and administrative	10,504	86	122	-	-	10,296
Research and development	30,531	819	1	-	-	29,711
Restructuring costs	599	-	599	-	-	-
Other (income) expense, net	466	(47)	-	(279)	573	219

3 Reflects expenses related to business combinations, including the amortization of intangible assets, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations and licensing arrangements.

GAAP Expense, EPS and Related Information

Gross margin was 75.5% for the fourth quarter of 2024 compared with 73.3% for the fourth quarter of 2023. The increase was primarily due to the favorable effects of product mix (including lower royalty rates related to KEYTRUDA and GARDASIL/GARDASIL 9) and foreign exchange, partially offset by higher manufacturing-related costs (including inventory write-offs) and higher amortization of intangible assets. Gross margin was 76.3% for the full year of 2024 compared with 73.2% for the full year of 2023. The increase was primarily due to the favorable effects of product mix (including lower royalty rates related to KEYTRUDA and GARDASIL/GARDASIL 9) and foreign exchange, partially offset by higher amortization of intangible assets, as well as higher restructuring costs (primarily reflecting asset impairment charges) and higher manufacturing-related costs (including inventory write-offs).

Selling, general and administrative (SG&A) expenses were $2.9 billion in the fourth quarter of 2024, an increase of 2% compared with the fourth quarter of 2023. The increase was primarily due to higher promotional and selling costs, partially offset by the favorable impact of foreign exchange and lower restructuring costs. Full-year 2024 SG&A expenses were $10.8 billion, an increase of 3% compared with full-year 2023. The increase was primarily due to higher administrative, promotional, selling and acquisition-related costs, partially offset by the favorable impact of foreign exchange and lower restructuring costs.

Research and development (R&D) expenses were $4.6 billion in the fourth quarter of 2024, a decrease of 52% compared with the fourth quarter of 2023. R&D expenses were $17.9 billion for the full year of 2024, a decrease of 41% compared with the full year of 2023. The declines in both the fourth quarter and full year of 2024 were primarily due to lower charges for business development activity, lower intangible asset impairment charges, and the favorable impact of foreign exchange, partially offset by increased compensation and benefit costs and higher clinical development spending.

Other (income) expense, net, was $126 million of expense in the fourth quarter of 2024 compared with $78 million of expense in the fourth quarter of 2023. The unfavorability was primarily due to net losses from investments in equity securities compared with net income from investments in equity securities in the prior year quarter, partially offset by lower foreign exchange losses and lower net interest expense. Other (income) expense, net, was $24 million of income in the full year of 2024 compared with $466 million of expense in the full year of 2023, primarily due to a $572.5 million charge in 2023 related to settlements with certain plaintiffs in the Zetia antitrust litigation. The favorability was also due to $170 million of income related to the expansion of an existing development and commercialization agreement with Daiichi Sankyo, as well as lower foreign exchange losses in 2024. Other (income) expense, net, in the full year of 2024 was unfavorably affected by lower net income from investments in equity securities and higher net interest expense compared with 2023.

The effective tax rates of 10.2% and 14.1% for the fourth quarter and full year of 2024, respectively, include a 6.2 percentage point favorable impact and a 2.6 percentage point favorable impact, respectively, due to a reduction in reserves for unrecognized income tax benefits, resulting from the expiration of the statute of limitations for assessments related to certain federal tax return years.

GAAP EPS was $1.48 for the fourth quarter of 2024 compared with a loss per share of $0.48 for the fourth quarter of 2023, primarily driven by lower charges for business development transactions, operational strength in the business, lower intangible asset impairment charges, and a benefit from the expiration of the statute of limitations for assessments related to the 2020 federal tax return year. GAAP EPS was $6.74 for the full year of 2024 compared with EPS of $0.14 for the full year of 2023. The increase was primarily driven by lower charges for business development transactions, operational strength in the business, lower intangible asset impairment charges, a benefit from the expiration of the statute of limitations for the 2020 and 2019 federal tax return years, and a charge in the prior year for settlements with certain plaintiffs in the Zetia antitrust litigation, partially offset by the unfavorable effect of foreign exchange.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 80.8% for the fourth quarter of 2024 compared with 77.2% for the fourth quarter of 2023. Non-GAAP gross margin was 80.8% for the full year of 2024 compared with 76.9% for the full year of 2023. The non-GAAP gross margin improvements in both the fourth quarter and full year of 2024 were primarily due to the favorable effects of product mix (including lower royalty rates related to KEYTRUDA and GARDASIL/GARDASIL 9) and foreign exchange, partially offset by higher manufacturing-related costs (including inventory write-offs).

Non-GAAP SG&A expenses were $2.8 billion in the fourth quarter of 2024, an increase of 2% compared with the fourth quarter of 2023. Non-GAAP SG&A expenses were $10.6 billion for the full year of 2024, an increase of 3% compared with the full year of 2023. The increases were primarily due to higher promotional and selling costs and, for the full year, higher administrative costs, partially offset by the favorable impact of foreign exchange.

Non-GAAP R&D expenses were $4.6 billion in the fourth quarter of 2024, a decrease of 48% compared with the fourth quarter of 2023. Non-GAAP R&D expenses were $17.9 billion for the full year of 2024, a decrease of 40% compared with the full year of 2023. The declines in both the fourth quarter and full year of 2024 were primarily due to lower charges for business development activity and the favorable impact of foreign exchange, partially offset by increased compensation and benefit costs and higher clinical development spending.

Non-GAAP other (income) expense, net, was $5 million of expense in the fourth quarter of 2024 compared with $174 million of expense in the fourth quarter of 2023. The favorability was primarily due to lower foreign exchange losses and lower net interest expense. Non-GAAP other (income) expense, net, was $10 million of expense in the full year of 2024 compared with $219 million of expense in the full year of 2023. The favorability was primarily due to $170 million of income related to the expansion of an existing development and commercialization agreement with Daiichi Sankyo, as well as lower foreign exchange losses in 2024, partially offset by higher net interest expense.

The non-GAAP effective tax rate was 16.2% for the fourth quarter and 16.8% for the full year of 2024.

Non-GAAP EPS was $1.72 for the fourth quarter of 2024 compared with $0.03 for the fourth quarter of 2023. Non-GAAP EPS was $7.65 for the full year of 2024 compared with EPS of $1.51 for the full year of 2023. The increase in both periods was primarily driven by lower charges for business development transactions and operational strength in the business. The unfavorable effect of foreign exchange partially offset the increase in the full year.

A reconciliation of GAAP to non-GAAP net income (loss) and earnings (loss) per share is provided in the table that follows.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2024	2023	Dec. 31, 2024	Dec. 31, 2023
EPS
GAAP EPS	$1.48	$(0.48)	$6.74	$0.14
Difference	0.24	0.51	0.91	1.37
Non-GAAP EPS that excludes items listed below[2]	$1.72	$0.03	$7.65	$1.51

Net Income (Loss)
GAAP net income (loss)[1]	$3,743	$(1,226)	$17,117	$365
Difference	629	1,292	2,327	3,472
Non-GAAP net income that excludes items listed below[1,2]	$4,372	$66	$19,444	$3,837

Excluded Items:
Acquisition- and divestiture-related costs[3]	$711	$1,233	$2,519	$2,876
Restructuring costs	187	401	888	933
Loss (income) from investments in equity securities	152	(61)	45	(279)
Charge for Zetia antitrust litigation settlements	-	-	-	573
Decrease to net income/increase to net loss before taxes	1,050	1,573	3,452	4,103
Estimated income tax (benefit) expense[4]	(421)	(281)	(1,125)	(631)
Decrease to net income/increase to net loss	$629	$1,292	$2,327	$3,472

Pipeline and Portfolio Highlights

Merck made important advancements in its broad, diverse pipeline, meeting significant regulatory and clinical milestones throughout the fourth quarter.

In oncology, Merck announced positive topline results from the pivotal Phase 3 MK-3475A-D77 trial evaluating the noninferiority of subcutaneous pembrolizumab and berahyaluronidase alfa, in combination with chemotherapy, versus intravenous (IV) KEYTRUDA administered with chemotherapy, for the first-line treatment of adult patients with metastatic NSCLC. Subcutaneous pembrolizumab and berahyaluronidase alfa has the potential to improve the patient experience and increase access for patients and health care providers compared to IV administration.

4 Includes the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments, as well as a $260 million benefit and a $519 million benefit in the fourth quarter and full year of 2024, respectively, due to reductions in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to certain federal tax return years. The benefit recognized in the fourth quarter of 2024 relates to the 2020 federal tax return year and the benefit for the full year of 2024 relates to both the 2020 and 2019 federal tax return years.

Merck presented new data across multiple hematologic malignancies at the American Society of Hematology Annual Meeting and Exposition in December 2024, including promising Phase 2 data for its investigational antibody-drug conjugate zilovertamab vedotin for the treatment of patients with previously untreated diffuse large B-cell lymphoma. With more than 20 abstracts presented, the data showcased Merck’s continued progress in advancing clinical research for its expanding and diverse hematology pipeline.

Merck also achieved several key regulatory milestones in the U.S., Europe, Japan and China. Highlights include the U.S. Food and Drug Administration (FDA) granting Breakthrough Therapy designation to sacituzumab tirumotecan (sac-TMT) for the treatment of certain patients with previously treated advanced or metastatic nonsquamous NSCLC with epidermal growth factor receptor (EGFR) mutations. Additionally, Merck received new approvals for KEYTRUDA-based regimens in Japan and China, as well as for WELIREG and Lynparza in China.

In vaccines and infectious diseases, the FDA accepted the Biologics License Application (BLA) for clesrovimab, an investigational prophylactic long-acting monoclonal antibody designed to protect infants from respiratory syncytial virus (RSV) disease during their first RSV season and set a Prescription Drug User Fee Act (PDUFA) date of June 10, 2025. This regulatory milestone marks important progress toward having clesrovimab available in time for the 2025-26 RSV season. The filing was based on results from the pivotal Phase 2b/3 study of clesrovimab in infants for the prevention of RSV that was presented at ID Week 2024. In addition, Merck announced topline results from two pivotal Phase 3 trials of the investigational, once-daily, oral, two-drug, single-tablet regimen of doravirine/islatravir (DOR/ISL) in adults with virologically suppressed HIV-1 infection, in line with Merck’s commitment to help address the needs of people living with HIV.

In January 2025, Merck also received expanded approval in China for GARDASIL. It is now the first HPV vaccine approved in China for the prevention of certain HPV-related cancers and diseases in males 9-26 years of age. In addition, the European Union’s (EU) Committee for Medicinal Products for Human Use (CHMP) recommended the approval of CAPVAXIVE for pneumococcal vaccination in adults, with a final decision for EU approval expected in the second quarter of 2025.

In cardiovascular disease, Merck announced positive topline results from the Phase 3 ZENITH study, evaluating WINREVAIR in adults with pulmonary arterial hypertension (PAH) with World Health Organization (WHO) Group 1 functional class (FC) III or IV at high risk of mortality. Based on the positive results of an interim analysis, an independent data monitoring committee recommended that the study be stopped early due to overwhelming efficacy. In addition, in January 2025, Merck announced the Phase 3 HYPERION study evaluating WINREVAIR in newly diagnosed adults with PAH with FC II or III at intermediate or high risk of disease progression was also stopped early based on the positive results from the interim analysis of the ZENITH trial and a review of the totality of data from the WINREVAIR clinical program to date. All participants in both the ZENITH and HYPERION studies will be offered the opportunity to receive WINREVAIR as part of the open-label, long-term extension study, SOTERIA.

Merck continued to execute on its business development strategy. The company announced the closing of an exclusive global license for MK-2010, a novel investigational PD-1/VEGF bispecific antibody from LaNova. Merck also entered into an exclusive global license agreement with Hansoh to evaluate MK-4082, an investigational preclinical oral small molecule glucagon-like peptide (GLP-1) receptor agonist.

Notable recent news releases on Merck’s pipeline and portfolio are provided in the table that follows.

Oncology	FDA Granted Breakthrough Therapy Designation to sac-TMT for the Treatment of Certain Patients With Previously Treated Advanced or Metastatic Nonsquamous NSCLC With EGFR Mutations	(Read Announcement)
	FDA Granted Priority Review to Merck’s Application for WELIREG for the Treatment of Patients With Advanced Pheochromocytoma and Paraganglioma	(Read Announcement)
	Merck Received Positive EU CHMP Opinion for WELIREG as Treatment for Adult Patients With Certain Types of Von Hippel-Lindau (VHL) Disease-Associated Tumors and for Certain Previously Treated Adult Patients With Advanced RCC, Based on Results From Phase 2 LITESPARK-004 and Phase 3 LITESPARK-005 Trials	(Read Announcement)
	Merck Received Positive EU CHMP Opinion for KEYTRUDA Plus Chemotherapy as First-Line Treatment for Adult Patients With Unresectable Non-Epithelioid Malignant Pleural Mesothelioma, Based on Results From Phase 2/3 IND.227/KEYNOTE-483 Trial	(Read Announcement)
	KEYTRUDA Approved in China in Combination With Chemotherapy as Neoadjuvant Treatment, Then Continued as Monotherapy After Surgery as Adjuvant Treatment for Patients With Resectable Stage II, IIIA or IIIB NSCLC, Based on Results From Phase 3 KEYNOTE-671 Trial	(Read Announcement)
	WELIREG Approved in China for Treatment of Adult Patients With Certain Types of VHL Disease-Associated Tumors, Based on Results From Phase 2 LITESPARK-004 Trial	(Read Announcement)
	Merck Announced Phase 3 MK-3475A-D77 Trial of Subcutaneous Pembrolizumab With Berahyaluronidase Alfa Met Primary Endpoints	(Read Announcement)
	Merck Announced Phase 3 KEYLYNK-001 Trial Met Primary Endpoint of Progression-Free Survival in Patients With Advanced Epithelial Ovarian Cancer	(Read Announcement)
	Lynparza Demonstrated Clinically Meaningful Prolonged Survival Benefit in Early Breast Cancer, Based on Results From Phase 3 OlympiA Trial	(Read Announcement)
	Investigational Zilovertamab Vedotin in Combination With R-CHP Demonstrated Complete Response Rate of 100% at 1.75 MG/KG Dose in Previously Untreated Patients With Diffuse Large B-Cell Lymphoma, Based on Results From Phase 2 WaveLINE-007 Trial	(Read Announcement)

Vaccines	Merck Announced FDA Acceptance of BLA for Clesrovimab (MK-1654), an Investigational Long-Acting Monoclonal Antibody Designed to Protect Infants From RSV Disease During Their First RSV Season; FDA Set PDUFA Date of June 10, 2025	(Read Announcement)
	Merck Received Expanded Approval of GARDASIL for Males in China	(Read Announcement)
	Merck Received Positive EU CHMP Opinion for CAPVAXIVE for Pneumococcal Vaccination in Adults	(Read Announcement)
	Merck Presented New Data From GARDASIL 9 Studies Reinforcing Importance of Gender-Neutral HPV Vaccination in Adults Up to Age 45 at International Papillomavirus Conference 2024	(Read Announcement)
Cardiovascular	Merck Announced Pivotal Phase 3 ZENITH Trial Evaluating WINREVAIR Met Primary Endpoint at Interim Analysis	(Read Announcement)
	Merck Announced Decision to Stop Phase 3 HYPERION Trial Evaluating WINREVAIR Early and Move to Final Analysis	(Read Announcement)
Infectious Diseases	Merck Announced Topline Results From Pivotal Phase 3 Trials Evaluating Investigational, Once-Daily, Oral, Two-Drug, Single-Tablet Regimen of Doravirine/Islatravir (DOR/ISL) for the Treatment of Adults With Virologically Suppressed HIV-1 Infection	(Read Announcement)

Full-Year 2025 Financial Outlook

The following table summarizes the company’s full-year financial outlook.

Full Year 2025
Sales*	$64.1 billion to $65.6 billion
Non-GAAP Gross margin[2]	Approximately 82.5%
Non-GAAP Operating expenses2**	$25.4 billion to $26.4 billion
Non-GAAP Other (income) expense, net[2]	$300 million to $400 million expense
Non-GAAP Effective tax rate[2]	16.0% to 17.0%
Non-GAAP EPS2***	$8.88 to $9.03
Share count (assuming dilution)	Approximately 2.53 billion

*The company does not have any non-GAAP adjustments to sales.

**Includes $300 million for an anticipated milestone payment to LaNova associated with the technology transfer for MK-2010 expected to be completed in 2025. Outlook does not assume any additional significant potential business development transactions.

***Includes expected one-time charge of approximately $0.09 per share related to the $300 million milestone payment to LaNova upon completion of the technology transfer for MK-2010.

Merck has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the company’s future GAAP results.

Merck anticipates full-year 2025 sales to be between $64.1 billion and $65.6 billion, including a negative impact of foreign exchange of approximately 2% at mid-January 2025 exchange rates. This sales range reflects a decision to temporarily pause shipments of GARDASIL/GARDASIL 9 into China beginning February 2025 through at least mid-year.

Merck’s full-year non-GAAP effective income tax rate is expected to be between 16.0% and 17.0%.

Merck expects full-year 2025 non-GAAP EPS to be between $8.88 and $9.03, including a negative impact of foreign exchange of approximately $0.35 per share. This range includes an expected one-time charge of $300 million, or approximately $0.09 per share, related to a milestone payment to LaNova, which will be recognized upon completion of the technology transfer for MK-2010. In 2024, non-GAAP EPS of $7.65 was negatively impacted by a net charge of $1.28 per share related to certain asset acquisitions, licensing agreements and collaborations.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the earnings conference call on Tuesday, Feb. 4, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures, and slides highlighting the results, will be available at www.merck.com.

All participants may join the call by dialing (800) 369-3351 (U.S. and Canada Toll-Free) or (517) 308-9448 and using the access code 9818590.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical

BRIDION (sugammadex)

CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)

GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

JANUMET (sitagliptin and metformin HCl)

JANUVIA (sitagliptin)

KEYTRUDA (pembrolizumab)

LAGEVRIO (molnupiravir)

Lenvima (lenvatinib)

Lynparza (olaparib)

M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)

PREVYMIS (letermovir)

PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

Reblozyl (luspatercept)

REMICADE (infliximab)

ROTATEQ (Rotavirus Vaccine, Live, Oral, Pentavalent)

SIMPONI (golimumab)

VARIVAX (Varicella Virus Vaccine Live)

VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)

WELIREG (belzutifan)

WINREVAIR (sotatercept-csrk)

Animal Health

BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:
Robert Josephson (203) 914-2372 robert.josephson@merck.com Michael Levey (215) 872-1462 michael.levey@merck.com	Peter Dannenbaum (732) 594-1579 peter.dannenbaum@merck.com Steven Graziano (732) 594-1583 steven.graziano@merck.com

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP		% Change	GAAP		% Change
	4Q24	4Q23		Full Year 2024	Full Year 2023
Sales	$15,624	$14,630	7%	$64,168	$60,115	7%

Costs, Expenses and Other
Cost of sales	3,828	3,911	-2%	15,193	16,126	-6%
Selling, general and administrative	2,864	2,804	2%	10,816	10,504	3%
Research and development	4,585	9,628	-52%	17,938	30,531	-41%
Restructuring costs	51	255	-80%	309	599	-48%
Other (income) expense, net	126	78	62%	(24)	466	*
Income (Loss) Before Taxes	4,170	(2,046)	*	19,936	1,889	*
Income Tax Provision (Benefit)	425	(821)		2,803	1,512
Net Income (Loss)	3,745	(1,225)	*	17,133	377	*
Less: Net Income Attributable to Noncontrolling Interests	2	1		16	12
Net Income (Loss) Attributable to Merck & Co., Inc.	$3,743	$(1,226)	*	$17,117	$365	*

Earnings (Loss) per Common Share Assuming Dilution (1)	$1.48	$(0.48)	*	$6.74	$0.14	*

Average Shares Outstanding Assuming Dilution (1)	2,537	2,533		2,541	2,547
Tax Rate	10.2%	40.1%		14.1%	80.0%

* 100% or greater

(1) Because the company recorded a net loss in the fourth quarter of 2023, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

MERCK & CO., INC.
FOURTH QUARTER AND FULL YEAR 2024 GAAP TO NON-GAAP RECONCILIATION
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Certain Other Items		Adjustment Subtotal	Non-GAAP
Fourth Quarter
Cost of sales	$3,828	701		121						822	$3,006
Selling, general and administrative	2,864	29		16						45	2,819
Research and development	4,585	12		(1)						11	4,574
Restructuring costs	51			51						51	–
Other (income) expense, net	126	(31)				152				121	5
Income Before Taxes	4,170	(711)		(187)		(152)				(1,050)	5,220
Income Tax Provision (Benefit)	425	(111	)(3)	(17	)(3)	(33	)(3)	(260	)(4)	(421)	846
Net Income	3,745	(600)		(170)		(119)		260		(629)	4,374
Net Income Attributable to Merck & Co., Inc.	3,743	(600)		(170)		(119)		260		(629)	4,372
Earnings per Common Share Assuming Dilution	$1.48	(0.23)		(0.07)		(0.04)		0.10		(0.24)	$1.72

Tax Rate	10.2%										16.2%

Full Year
Cost of sales	$15,193	2,409		495						2,904	$12,289
Selling, general and administrative	10,816	117		83						200	10,616
Research and development	17,938	72		1						73	17,865
Restructuring costs	309			309						309	–
Other (income) expense, net	(24)	(79)				45				(34)	10
Income Before Taxes	19,936	(2,519)		(888)		(45)				(3,452)	23,388
Income Tax Provision (Benefit)	2,803	(461	)(3)	(135	)(3)	(10	)(3)	(519	)(4)	(1,125)	3,928
Net Income	17,133	(2,058)		(753)		(35)		519		(2,327)	19,460
Net Income Attributable to Merck & Co., Inc.	17,117	(2,058)		(753)		(35)		519		(2,327)	19,444
Earnings per Common Share Assuming Dilution	$6.74	(0.81)		(0.30)		(0.01)		0.21		(0.91)	$7.65

Tax Rate	14.1%										16.8%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures. Amounts included in research and development expenses primarily reflect the amortization of intangible assets. Additionally, research and development expenses for the full year includes Animal Health intangible asset impairment charges. Amounts included in other (income) expense, net, primarily reflect royalty income and a decrease in the estimated fair value measurement of liabilities for contingent consideration related to the prior termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs, accelerated depreciation and asset impairments associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Represents benefits recorded in the fourth quarter and full year due to reductions in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to federal income tax return years. The benefit recognized in the fourth quarter relates to the 2020 federal tax return year and the benefit recognized for the full year relates to both the 2020 and 2019 federal tax return years.

MERCK & CO., INC.
FRANCHISE / KEY PRODUCT SALES
(AMOUNTS IN MILLIONS)
(UNAUDITED)
Table 3

	2024					2023					4 Q		Full Year
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,775	$16,112	$16,657	$15,624	$64,168	$14,487	$15,035	$15,962	$14,630	$60,115	7	9	7	10
PHARMACEUTICAL	14,006	14,408	14,943	14,042	57,400	12,721	13,457	14,263	13,141	53,583	7	8	7	10
Oncology
Keytruda	6,947	7,270	7,429	7,836	29,482	5,795	6,271	6,338	6,608	25,011	19	21	18	22
Alliance Revenue – Lynparza (2)	292	317	337	365	1,311	275	310	299	315	1,199	16	18	9	11
Alliance Revenue – Lenvima (2)	255	249	251	255	1,010	232	242	260	226	960	13	14	5	6
Welireg	85	126	139	160	509	42	50	54	72	218	122	123	133	133
Alliance Revenue – Reblozyl (3)	71	90	100	110	371	43	47	52	70	212	58	58	75	75
Vaccines (4)
Gardasil/Gardasil 9	2,249	2,478	2,306	1,550	8,583	1,972	2,458	2,585	1,871	8,886	-17	-18	-3	-2
ProQuad/M-M-R II/Varivax	570	617	703	594	2,485	528	582	713	545	2,368	9	9	5	5
Vaxneuvance	219	189	239	161	808	106	168	214	176	665	-9	-9	22	23
RotaTeq	216	163	193	139	711	297	131	156	185	769	-25	-25	-8	-7
Pneumovax 23	61	59	68	74	263	96	92	140	85	412	-12	-12	-36	-34
Hospital Acute Care
Bridion	440	455	420	449	1,764	487	502	424	429	1,842	5	5	-4	-3
Prevymis	174	188	208	215	785	129	143	157	175	605	23	23	30	33
Dificid	73	92	96	79	340	65	76	74	87	302	-9	-9	13	13
Zerbaxa	56	62	64	70	252	50	54	53	61	218	14	16	16	18
Noxafil	56	45	41	36	177	60	55	51	46	213	-23	-17	-17	-8
Cardiovascular
Winrevair		70	149	200	419						-	-	-	-
Alliance Revenue - Adempas/Verquvo (5)	98	106	102	109	415	99	68	92	108	367	1	1	13	13
Adempas (6)	70	72	72	73	287	59	65	65	66	255	11	9	12	14
Virology
Lagevrio	350	110	383	121	964	392	203	640	193	1,428	-37	-37	-33	-28
Isentress/Isentress HD	111	89	102	92	394	123	136	119	105	483	-13	-7	-18	-14
Delstrigo	56	60	65	69	249	44	50	54	54	201	28	29	24	26
Pifeltro	42	39	42	40	163	34	38	37	33	142	20	20	15	15
Neuroscience
Belsomra	46	53	78	45	222	56	63	58	54	231	-17	-17	-4	1
Immunology
Simponi	184	172	189		543	180	180	179	171	710	N/M	N/M	-24	-23
Remicade	39	35	41		114	51	48	45	43	187	N/M	N/M	-39	-36
Diabetes (7)
Januvia	419	405	278	232	1,334	551	511	581	547	2,189	-58	-56	-39	-36
Janumet	251	224	204	255	935	329	354	255	240	1,177	7	11	-21	-16
Other Pharmaceutical (8)	576	573	644	713	2,510	626	560	568	576	2,333	25	25	8	10
ANIMAL HEALTH	1,511	1,482	1,487	1,397	5,877	1,491	1,456	1,400	1,278	5,625	9	13	4	8
Livestock	850	837	886	889	3,462	849	807	874	808	3,337	10	14	4	9
Companion Animal	661	645	601	508	2,415	642	649	526	470	2,288	8	10	6	7
Other Revenues (9)	258	222	227	185	891	275	122	299	211	907	-13	3	-2	4

N/M - Not Meaningful

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Total Vaccines sales were $3,424 million, $3,656 million, $3,675 million and $2,693 million in the first, second, third and fourth quarter of 2024, respectively, and $3,133 million, $3,557 million, $4,002 million and $2,962 million in the first, second, third and fourth quarter of 2023, respectively.

(5) Alliance Revenue represents Merck's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in Merck's marketing territories.

(7) Total Diabetes sales were $745 million, $715 million, $592 million and $546 million in the first, second, third and fourth quarter of 2024, respectively, and $950 million, $951 million, $924 million and $876 million in the first, second, third and fourth quarter of 2023, respectively.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $61 million, $15 million, $15 million and $15 million in the first, second, third and fourth quarter of 2024, respectively, and $51 million, $3 million and $65 million in the first, second and third quarter of 2023, respectively.